Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT AS MARKED WITH [***] BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXHIBIT A

to the Coinbase Prime Broker Agreement

COINBASE CUSTODY SERVICES AGREEMENT

This Coinbase Custody Services Agreement (the “Custody Agreement”) is entered into between by and between each entity listed in Schedule A to then Coinbase PBA, (each a “Client” and referred to together herein as the “Client”, except as otherwise expressly indicated) and Coinbase Custody and forms a part of the respective Coinbase PBA between each Client and the Coinbase Entities. Capitalized terms used in this Custody Agreement that are not defined herein shall have the meanings assigned to them in the other parts of the Coinbase PBA. This Custody Agreement shall constitute separate agreements, each between a single Client and the Coinbase Custody, as if such Client had executed a separate Custody Agreement naming only itself as the Client, and no Client shall have any liability for the obligations of any other Client.

1.	Custody Accounts.

1.1	Accounts Established. Coinbase Custody shall establish and maintain a vault account for the purpose of storing Digital Assets (the “Vault Account”) and effecting Custody Transactions (as defined below) (the “Custodial Services”). Digital Assets credited to the Vault Account will be held by Coinbase Custody in one or more segregated cold wallets (each, a “Custody Wallet”) in Client’s name controlled and secured by Coinbase Custody. Coinbase Custody shall, upon written request, provide Client’s authorized independent auditor confirmation of or access to information sufficient to confirm (i) Client’s Digital Assets held and all Custody Transactions undertaken during any relevant period of investigation as reasonably requested by the auditor, and (ii) Client’s Digital Assets are held either in a separate account under Client’s name or in accounts under Client’s name as agent or trustee for Client’s clients.

1.2	Maintenance of Assets. Coinbase Custody is a fiduciary under Section 100 of the New York Banking Law and a qualified custodian for purposes of Rule 206(4)-2(d)(6) under the Investment Advisers Act, and has the regulatory approvals necessary to custody Client Digital Assets in trust on Client’s behalf. Unless Client instructs Coinbase Custody to hold these assets as a bailee, Coinbase Custody will hold these assets in trust and administer them for Client’s benefit consistent with New York Estates, Powers, and Trusts Law § 13-A-4.1 and New York Banking Law § 100. Client Assets in Client’s Vault Account shall (i) be segregated from, and not commingled with, the assets held by Coinbase Custody as principal and the assets of other clients of Coinbase Custody, (ii) not be treated as general assets of Coinbase Custody, and except as otherwise provided herein, Coinbase Custody shall have no right, title, or interest in such Client Assets, and (iii) at all times, constitute custodial assets and Client’s property. Coinbase Custody shall maintain adequate capital and reserves to the extent required by applicable law. Coinbase Custody shall not sell, transfer, assign, lend, hypothecate, pledge, or otherwise use or encumber Client Digital Assets in the Vault Account, except to sell, transfer, or assign such assets upon the Client’s Instructions.

2.	Vault Account.

2.1	Services Provided. The Custodial Services shall (a) permit Client (i) to transfer Client Digital Assets to and from the Vault Account, (ii) to deposit supported Digital Assets from a public blockchain address controlled by Client into the Vault Account, and (iii) to withdraw supported Digital Assets from the Vault Account to a public blockchain address controlled by Client, and (b) include certain additional services as may be agreed to between Client and Coinbase Custody from time to time. Each such transfer, deposit, or withdrawal shall be referred to as a “Custody Transaction” and shall conform to Instructions provided by Client through the Coinbase PB Site. Client must withdraw or deposit Digital Assets to public blockchain addresses and accounts owned by Client or an address for which Client (or a third party at the direction of the Client) has conducted the necessary Know Your Customer (“KYC”) and anti-money laundering (“AML”) due diligence. Coinbase Custody reserves the right to delay, refuse to process, or to cancel any pending Custody Transaction to comply with applicable law, including in response to a facially valid subpoena, court order, or other binding government order, or to enforce transaction, threshold, and condition limits, or if Coinbase Custody reasonably believes that the Custody Transaction may violate or facilitate the violation of an applicable law, regulation, or rule of a governmental authority or self-regulatory organization, or if it reasonably perceives a risk of fraud or illegal activity. Where Coinbase Custody refuses to process or cancels any pending Custody Transaction pursuant to this Section, it shall notify Client’s Authorized Representative as soon as practicable that it has taken such action, provided such notification is not prohibited under law, or a binding legal or regulatory order.

2.2	Digital Asset Deposits and Withdrawals. Coinbase Custody will process Custody Transactions according to Instructions received from Client or Client’s Authorized Representatives. Client must verify all deposit and withdrawal information prior to submitting Instructions to Coinbase Custody regarding a Custody Transaction. Coinbase Custody shall have no liability, obligation, or responsibility whatsoever for Client Digital Asset transfers sent to or received from a wrong party or sent or received with inaccurate Instructions, and Coinbase Custody does not guarantee the identity of any user, receiver, requestee, or other party. Coinbase Custody reserves the right to charge network fees (reasonably calculated by Coinbase Custody) to process a Custody Transaction on Client’s behalf. Once Client has initiated a Digital Asset withdrawal, the associated Client Digital Assets will be in a pending state and will not be included in the Vault Account. Client acknowledges that Coinbase may not be able to reverse a withdrawal once initiated.

2.3	Digital Asset Storage and Transmission Delays. Coinbase Custody requires up to twenty-four (24) hours between any request to withdraw Digital Assets held in a Custody Wallet and submission of Client’s withdrawal to the applicable Digital Asset network. Coinbase Custody securely stores all Digital Asset private keys in offline storage, so it may be necessary to retrieve certain information from offline storage in order to facilitate a withdrawal in accordance with Client’s Instructions, which may delay the initiation or crediting of such withdrawal. Client acknowledges and agrees that a Custody Transaction may be delayed, and that Digital Assets shall not be deposited or withdrawn upon less than twenty-four (24) hours’ notice initiated from a Custody Wallet. The time of such request shall be the time such notice is transmitted from a Custody Wallet. With respect to the foregoing, Coinbase Custody makes no representations or warranties with respect to the availability or accessibility of (1) the Digital Assets, (2) a Custody Transaction, (3) the Vault Account, or (4) the Custodial Services. While Coinbase Custody will make reasonable efforts to process Client-initiated deposits in a timely manner, Coinbase Custody makes no representations or warranties regarding the amount of time needed to complete processing, as such processing is dependent upon many factors outside of Coinbase Custody’s control. Digital Assets deposited by Client will be regarded as within the custody of Coinbase Custody if a Custody Transaction achieves a sufficient number of confirmations on the relevant blockchain and appears in Client's Custodial Account. Coinbase Custody will endeavor to process Client-initiated withdrawals in a timely manner and will as soon as practicable notify Client of any anticipated delays in processing a withdrawal beyond forty-eight (48) hours.

2.4	Supported Digital Assets. The Custodial Services are available only in connection with those Digital Assets that Coinbase Custody, in its sole discretion, decides to support, which may change from time to time. Prior to initiating a deposit of a Digital Asset to Coinbase Custody, Client must confirm that Coinbase Custody offers Custodial Services for that specific Digital Asset. By initiating a deposit of any Digital Asset to the Vault Account, Client attests that Client has confirmed that the Digital Asset being transferred is a supported Digital Asset offered by Coinbase Custody. Under no circumstances should Client attempt to initiate a Custody Transaction or use the Custodial Services to deposit or store Digital Assets in any forms that are not supported by Coinbase Custody. Depositing or attempting to deposit Digital Assets that are not supported by Coinbase Custody may result in such Digital Asset being irretrievable by Client and Coinbase Custody. Client shall be fully responsible and liable, and Coinbase Custody shall have no liability, obligation, or responsibility whatsoever, regarding any unsupported Digital Asset sent or attempted to be sent to it, or regarding any attempt to use the Custodial Services for Digital Assets that Coinbase Custody does not support. Digital Assets supported by Coinbase Custody shall be listed on the Coinbase PB Site. Coinbase Custody shall provide Client with thirty (30) days’ written notice before ceasing to support a Digital Asset, unless Coinbase Custody is required to cease such support sooner by court order, statute, law, rule (including a self-regulatory organization rule), regulation, code, or other similar requirement, in which case Coinbase Custody shall provide Client with notice as soon as reasonably practicable thereafter, provided such notification is not prohibited under law, a government order or similar binding legal or regulatory order.

2.5	Use of the Custodial Services. Client acknowledges and agrees that Coinbase Custody may monitor use of the Vault Account and the Custodial Services. The resulting information may be utilized, reviewed, retained, and or disclosed by Coinbase Custody for its internal purposes or in accordance with the rules of any applicable legal, regulatory, or self-regulatory organization or as otherwise may be required to comply with relevant law, sanctions programs, legal process, or government request.

2.6	Independent Verification. If Client is subject to Rule 206(4)-2 under the Investment Advisers Act, Coinbase Custody shall, upon written request, provide Client’s authorized independent public accountant confirmation of or access to information sufficient to confirm (i) Client’s Assets as of the date of an examination conducted pursuant to Rule 206(4)-2(a)(4) or an audit conducted pursuant to Rule 206(4)-2(b)(4), and (ii) that Client Digital Assets are held either in a separate account under Client’s name or in accounts under Client’s name as agent or trustee for Client’s clients.

2.7	Third Party Payments. The Custodial Services are not intended to facilitate third party payments of any kind. As such, Coinbase Custody has no control over, or liability for, the delivery, quality, safety, legality, or any other aspect of any goods or services that Client may purchase or sell to or from a third party (including other users of Custodial Services) involving Digital Assets that Client intends to store, or have stored, in Client’s Vault Account.

3.	Staking

3.1	Staking with Coinbase Custody Validators. For certain supported Digital Assets, Client may engage with Coinbase Custody to provide validator services for such supported Digital Assets pursuant to a separate agreement.

3.2	Staking With Third Party Validators. Client may engage with third-party service providers (“Third Party Staking Service Providers”) to provide validator services for Client’s Digital Assets. From time to time, Coinbase Custody may allow Client to select or designate (A) certain Third Party Staking Service Providers directly via the Coinbase PB Site, or (B) an arbitrary Third Party Staking Service Provider by manually entering the applicable staking or delegate address for such provider via the Coinbase PB Site (collectively, the “Third Party Staking Services”). Notwithstanding the affiliate relationship between the Coinbase Entities and Coinbase Crypto Services, LLC (d/b/a “Coinbase Cloud,” f/k/a Bison Trails), all staking services provided by Coinbase Cloud shall be deemed Third Party Staking Services and Coinbase Cloud shall be deemed a Third Party Staking Service Provider for purposes of this Section.

(i)	Third Party Staking Service Providers may require that Client withdraw its Digital Assets from Client’s Vault Account and transfer such assets to such Third Party Staking Service Provider, in which case, subject to any bonding, unbonding, warm-up, lockup, or any other restrictions on the applicable blockchain network, Client may do so in accordance with this Coinbase PBA.

(ii)	Client hereby acknowledges and agrees that: (1) the availability of any Third Party Staking Service Providers on the Coinbase PB Site does not constitute an endorsement or approval by any Coinbase Entity of any such Third Party Staking Service Provider; (2) by electing to stake or delegate Client’s Digital Assets to any Third Party Staking Service Provider, including via the Third Party Staking Services, Client is subject to such Third Party Staking Service Provider’s terms of use, terms of service, or other applicable agreements; and (3) Third Party Staking Service Providers may require that Client’s Digital Assets be transferred on-chain to a wallet, public key, or smart contract address not controlled by Coinbase Custody or any other Coinbase Entity.

(iii)	Client is solely responsible for Client’s use of any Third Party Staking Service Providers and Third Party Staking Services. Client must ensure that the applicable staking or delegate address for any Third Party Staking Service Provider is accurately entered and updated from time to time, as necessary. There is no assurance that the Third Party Staking Services or any Third Party Staking Service Provider will be available, function, or operate as expected. Client may not receive any rewards regardless of the amount of time or the number of Digital Assets staked or delegated to Third Party Staking Service Providers. In addition, Client’s Digital Assets may be subject to slashing or a total loss due to Client’s use of Third Party Staking Service Providers, including via the Third Party Staking Services. The Coinbase Entities bear no responsibility whatsoever with respect to any decision made by Client to stake or delegate Digital Assets to any Third Party Staking Service Provider, including via the Third Party Staking Services, or any losses, damages, or liabilities arising therefrom.

4.	Coinbase Custody Obligations

4.1	Bookkeeping. Coinbase Custody shall keep timely and accurate records as to the deposit, disbursement, investment, and reinvestment of Client Assets, as required by applicable law and in accordance with Coinbase Custody’s internal document retention policies.

4.2	[***].

5.	Additional Matters

In addition to any additional service providers that may be described in an addendum or attachment hereto, Client acknowledges and agrees that the Custodial Services may be provided from time to time by, through, or with the assistance of affiliates of, or vendors to, Coinbase Custody. Client shall receive notice of any material change in the entities that provide the Custodial Services, and Coinbase Custody shall remain subject to all obligations set forth herein notwithstanding such delegation.

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EXHIBIT B

to the Coinbase Prime Broker Agreement

COINBASE MASTER TRADING AGREEMENT

Client should carefully consider whether trading or holding Digital Assets is suitable for its purpose, including in relation to Client’s knowledge of Digital Assets and Digital Asset markets and Client’s financial condition. All investments involve risk, and the past performance of a financial product does not guarantee future results or returns.

This MTA sets forth the terms and conditions for Client to access Coinbase’s trade execution and automated trade routing services and Coinbase Execution Services to enable Client to submit orders (“Orders”) to purchase and sell specified Digital Assets (such services, the “Trading Services”). Client’s use of the PB Services, including the Trading Services, is subject to the terms of the Prime Trading Rules set forth at https://www.coinbase.com/legal/trading_rules or a successor website (as amended and updated from time to time, the “Prime Trading Rules”). Capitalized terms used in this MTA that are not defined herein shall have the meanings assigned to them in the other parts of the Coinbase PBA.

1.	Order Routing and CTVs

1.1	Trade Execution Service. The Trading Services include a trade execution service through which Client may submit Orders to purchase or sell Digital Assets. After Client submits an eligible Order, Coinbase will automatically route Orders, or a portion of such Orders, to one of the trading venues to which Coinbase has established connections (each such venue, a “CTV”), with the exception of certain stablecoins transactions, which Coinbase may execute on its exchange. Each Order sent to a CTV will be processed and settled at each CTV to which it is routed. Once an Order to purchase Digital Assets has been placed, the associated Client Assets (as defined below) used to fund the Order will be placed on hold and will generally not be eligible for other use or withdrawal.

1.2	CTVs. With each CTV, Coinbase shall establish an account in its name, or in its name for the benefit of its clients, to trade on behalf of its clients. Neither the establishment of such accounts nor the use of the Trading Services will cause Client to have a direct legal relationship, or account with, any CTV. Coinbase conducts commercially reasonable diligence prior to establishing connections to a new CTV. Coinbase will not intentionally match the buy and sell orders of its clients against each other and will not intentionally settle Orders against or otherwise trade with Coinbase’s principal funds. Client acknowledges that Coinbase and its other clients may trade in their own interests on the CTVs and could, therefore, be the counterparty to a Client’s Order on a CTV.

1.3	Selection of CTVs. Client acknowledges that Coinbase has sole discretion to determine the CTVs with which it will establish connections. Coinbase conducts commercially reasonable diligence prior to establishing connections to a new CTV. Coinbase directs Orders to the CTVs on an automated basis and generally will not manually route orders. In designing algorithms that determine an Order’s routing logic, Coinbase considers a variety of factors relating to the Order and the CTVs, including the speed of execution, whether the venue is able to consummate off-chain transactions, the availability of efficient and reliable systems, the level of service provided, and the cost of executing orders. Coinbase may receive cash payments or other financial incentives (such as reciprocal business arrangements) from CTVs.

1.4	Responsibility for CTVs. Other than with respect to any CTV that is an affiliate of Coinbase, Coinbase makes no representation or warranty of any kind regarding any CTV, including as to its financial condition, data, security, or quality of its execution services, and Coinbase shall have no liability, obligation, or responsibility whatsoever for the selection or performance of any CTV. Digital Assets may trade at different prices on different trading venues, and other CTVs or trading venues not used by Coinbase may offer better prices or lower costs than the CTV used to execute Client’s Order.

1.5	Coinbase as Agent and Principal. Coinbase acts in an agency capacity for purposes of certain Orders, and may also act in a principal capacity for certain other Orders, as specified in the Prime Trading Rules. Each Client must independently evaluate whether such services are appropriate given its own investing profile and sophistication, among other considerations.

1.6	Unless otherwise disclosed, Coinbase agrees to direct Client’s Orders in a manner that does not systematically favor Coinbase’s exchange platform or CTVs that provide financial incentives to Coinbase; provided, however, that under certain circumstances Coinbase may choose to intentionally route to the Coinbase exchange platform due to temporary conditions affecting CTVs (e.g. connectivity problems or funding constraints).

2.	Accounts for Trading

2.1	The Accounts. In connection with the Trading Services, the Coinbase Entities may provide access to two types of accounts: (1) the “Trading Account” (as described below in Sections 2.2 and 2.3), and (2) the Vault Account described in the Custody Agreement. The Coinbase PB Site provides Client a record of the Accounts. Client determines the allocation of Client Digital Assets between the Accounts. Maintenance of the Vault Account shall be subject to the terms of the Custody Agreement. The Trading Account is separate from any Digital Assets Client maintains directly with Coinbase Custody.

2.2	Client Digital Assets in the Trading Account. Client Digital Assets credited to the Trading Account are immediately available to Client for purposes of submitting an Order. Coinbase holds Digital Assets credited to the Trading Account in one of three ways: (i) in hot wallets containing the assets of multiple clients (each, an “Omnibus Hot Wallet”); (ii) in cold wallets containing multiple client assets (each, an “Omnibus Cold Wallet”); and (iii) in Coinbase’s accounts with CTVs (each, a “Coinbase CTV Digital Asset Account”). Client agrees that Coinbase has sole discretion in determining the allocation of Digital Assets credited to the Trading Account. Because Digital Assets credited to the Trading Account may be held on an omnibus basis and because of the nature of certain Digital Assets, Client does not have an identifiable claim to any particular Digital Asset. Instead, the Trading Account represents an entitlement to a pro rata share of the Digital Assets Coinbase has allocated to the Omnibus Hot Wallets, Omnibus Cold Wallets, and Coinbase CTV Digital Asset Accounts. Coinbase relies on the CTVs for the Coinbase CTV Digital Asset Accounts, and Client has no contractual relationship with the CTVs with respect to Digital Assets credited to the Trading Account.

2.3	Client Cash in Trading Account. Coinbase may hold Client Cash credited to the Trading Account in the following manner: (i) in one or more omnibus accounts in Coinbase’s name for the benefit of Coinbase’s clients at one or more U.S. insured depository institutions (each, a “Trading FBO Account”); or (ii) with respect to USD, liquid investments, which may include but are not limited to U.S. treasuries and money market funds, in accordance with state money transmitter laws. Each such account is separate from any Coinbase business or operating account. Coinbase will title the Trading FBO Accounts it maintains with U.S. insured depository institutions and maintain records of Client’s interest therein in a manner designed to make available Federal Deposit Insurance Corporation (“FDIC”) pass-through deposit insurance, up to the per-depositor coverage limit then in place (currently $250,000 per depositor per insured depository institution). Availability of pass-through deposit insurance with respect to the portion of Client Cash held in a Trading FBO Account is contingent upon Coinbase having correct information about Client as a customer, maintaining accurate records, and on a determination by the FDIC as receiver, at the time of a receivership of an insured depository institution holding a Trading FBO Account, that all regulatory conditions have been satisfied. Coinbase does not guarantee that pass-through FDIC deposit insurance will apply to Client Cash.

2.4	Pass-Through Insurance Availability. The list of the insured depository institutions at which Coinbase may place Client Cash in a Trading FBO Account is located at: https://help.coinbase.com/en/coinbase/other-topics/legal-policies/how-is-coinbase-insured. If Client holds other deposits at one of these institutions, it is possible that Client’s total deposits at such institution may exceed the per-depositor coverage limit. FDIC deposit insurance applies to cash deposits at an insured depository institution in the event of a failure of that institution. FDIC deposit insurance does not apply in the event of a failure of any Coinbase Entity or to any Digital Asset held by a Coinbase Entity on Client’s behalf. Client Cash is immediately available for purposes of submitting an Order, unless a restriction applies.

2.5	Transfer of Client Digital Assets Between Accounts. At Client’s election, all or a portion of Client Digital Assets may also be allocated, pursuant to the Custody Agreement, to the Vault Account at Coinbase Custody. A transfer of Client Digital Assets held in a Custody Wallet to Client’s Trading Account will be subject to Coinbase Custody’s standard cold storage withdrawal procedures. Client agrees that an Instruction to Coinbase to settle an Order to or from the Vault Account constitutes authorization to Coinbase to transfer Client Digital Assets to or from the Vault Account as necessary or appropriate to consummate such settlement.

2.6	Internal Ledgers. In all circumstances and consistent with laws and regulations applicable to the Coinbase Entities, the Coinbase Entities will keep an internal ledger that specifies Client Assets credited to each Account in each instance to enable the Coinbase Entities and their auditors and regulators to identify Client and Client Assets.

2.7	Ownership of Client Assets. Coinbase treats all Client Assets as custodial assets held for the benefit of Client. No Client Assets shall be considered to be the property of, or loaned to, Coinbase, except as provided in any loan agreement between Client and any Coinbase Entity.

3.	Role of Coinbase Custody

3.1	Relationship with Coinbase Custody. To facilitate the Trading Services with respect to the Trading Account, Coinbase may at its sole discretion maintain portions of the Omnibus Hot Wallet and the Omnibus Cold Wallet in one or more custodial accounts with its affiliate, Coinbase Custody, in the name of Coinbase for the benefit of its clients. In such circumstances, although the Omnibus Hot Wallet and the Omnibus Cold Wallet are held in Coinbase’s accounts at Coinbase Custody for the benefit of its clients, Client’s legal relationship for purposes of Digital Assets held in the Omnibus Hot Wallet and the Omnibus Cold Wallet will not be, directly or indirectly, with Coinbase Custody and the terms, conditions, and agreements relating to those wallets are to be governed by this MTA.

3.2	Client Digital Assets Held in Vault Account. Client Digital Assets held in the Vault Account are maintained directly with Coinbase Custody in Client’s name and are subject to the terms of the Custody Agreement.

4.	Cash and Digital Asset Deposits and Withdrawals (Trading Account)

4.1	Deposits of Client Cash in the Trading Account. Client must initiate a transfer from a linked bank account, a wire transfer, a SWIFT transfer, a deposit, or other form of electronic payment approved by Coinbase from time to time to a Trading FBO Account, the instructions for which are available on the Coinbase PB Site. Coinbase will credit the Trading Account with Client Cash once the applicable insured depository institution reflects the deposit into the Trading FBO Account.

4.2	Withdrawal of Client Cash from the Trading Accounts. Client may also initiate a withdrawal of Client Cash from the Trading Account at any time using the withdrawal function on the Coinbase PB Site.

4.3	Deposits of Client Digital Assets in the Trading Account. Client may transfer Client Digital Assets directly to the Omnibus Hot Wallet or Omnibus Cold Wallet, the instructions for which are available on the Coinbase PB Site. When Client transfers Digital Assets to Coinbase, it delivers custody and control of the Digital Assets to Coinbase or Coinbase’s designee, as applicable.

4.4	Withdrawal of Client Digital Assets from the Trading Account. In order to withdraw Digital Assets from the Trading Account, Client must provide applicable withdrawal Instructions via the Coinbase PB Site (each, a “Withdrawal Transfer”). Once Client has initiated a Withdrawal Transfer, the associated Client Digital Assets will be in a pending state and will not be included in Client’s Trading Account balance. Client acknowledges that Coinbase may not be able to reverse a Withdrawal Transfer once initiated.

4.5	Verification of Transactions. Client must verify all transaction information prior to submitting withdrawal Instructions to Coinbase, as Coinbase cannot and does not guarantee the identity of the wallet owner or bank account to which Client is sending Client Digital Assets or Client Cash, as applicable. Coinbase shall have no liability, obligation, or responsibility whatsoever for Client Digital Assets or Client Cash transfers sent to or received from an incorrect party or sent or received via inaccurate Instructions.

5.	Disruption to Coinbase Systems

5.1	Client Acknowledgement of Risks. Client acknowledges that electronic facilities and systems such as trade routing, Coinbase PB Site, and other systems used by Coinbase to process orders are vulnerable to disruption, delay, or failure and, consequently, such facilities and systems may be unavailable to Client as a result of foreseeable and unforeseeable events. Client understands and agrees that the Coinbase Entities do not guarantee uninterrupted access to the Trading Services or all features of the Trading Services. Client acknowledges that although Coinbase will attempt to provide notice of any scheduled unavailability that would result in Client being unable to access the Trading Services, the Coinbase Entities cannot guarantee advanced notice to Client. Coinbase will use reasonable efforts to attempt to provide notice of any scheduled unavailability that would result in Client being unable to access the Trading Platform or the Trading Services.

5.2	Coinbase Actions Upon Disruption. Coinbase may, in its sole discretion, take any of the following actions: (i) halt or suspend Trading Services, including the trading of any Digital Assets or currency, and Coinbase shall use reasonable efforts to provide Client with prior notice if practicable, or (ii) impose limits on the amount or size of Client’s Orders. The Coinbase Entities shall have no liability, obligation, or responsibility to Client as a result of making any changes to or suspending Trading Services.

6.	Prime Trading Rules and Order Types

6.1	Prime Trading Rules. Client agrees to comply with the Prime Trading Rules in effect at the time of any Order. Client agrees to review and become familiar with the terms of the various types of Orders (each, an “Order Type”) available through the Trading Services. Coinbase reserves the right to modify the terms of any Order Type and the Prime Trading Rules at any time and without prior notice to Client, and Client acknowledges that it is solely responsible for ensuring its knowledge of applicable Order Types and Prime Trading Rules prior to placing an Order.

6.2	Modifications. Coinbase may cancel any Order if Coinbase determines in its sole reasonable discretion that the Order was clearly erroneous according to the Prime Trading Rules; provided, however, Coinbase will notify Client prior to taking such action where practicable. The Coinbase Entities shall have no liability, obligation, or responsibility to Client as a result of exercising its rights under this Section.

7.	Market Data

Client agrees that its use of data made available to it through the Coinbase PB Site or any application programming interface(s), which may include the prices and quantities of orders and transactions executed on via the Trading Services (collectively “Market Data”), is subject to the Market Data Terms of Use, as amended and updated from time to time at https://www.coinbase.com/legal/market_data or a successor website.

8.	Coinbase Execution Services

8.1	Coinbase Execution Services. At Coinbase’s sole discretion, Client may elect to submit Orders (which terms shall include asset, quantity, price, settlement timing and fees) to Coinbase Execution Services (“CES”), a Trading Service through which CES personnel will execute Orders on behalf of Client. CES will execute Orders by using automated trade routing services or by filling Orders on Coinbase’s over-the-counter (“OTC”) trading service (“OTC Services”). Coinbase has sole and absolute discretion to accept or reject any Order. Coinbase and Client may communicate regarding Instructions related to Orders on a mutually agreed communication medium, including instant messaging, email, and telephone.

8.2	CES Order Process. CES brokers Orders on a commercially reasonable basis as Client’s agent and may exercise discretion in executing Orders. Client must pre-fund its Trading Account or establish a credit arrangement with Coinbase prior to submitting Orders. By electing to use CES, Client agrees that it is authorizing CES personnel to access the Accounts to initiate and execute Orders on Client’s behalf. Client acknowledges that CES personnel will retain the ability to execute Orders on Client’s behalf until Client provides Coinbase with Instructions to terminate such ability. Absent express written agreement between the Parties, Coinbase will accept Orders only from Authorized Representatives as having trading authority for Client.

8.3	OTC Services. For OTC Services, CES personnel will confirm the Order with Client prior to executing the Order. Coinbase has policies and procedures in place that are reasonably designed to prevent the disclosure of any Client identity to its OTC counterparty. Coinbase may, in its sole and absolute discretion, accept the following statements (or similar or analogous statements) as Client’s final and binding agreement to the terms of an Order: “done,” “I buy,” “bought,” “I sell,” or “sold.” A completed, executed, and settled Order will be reflected on the Coinbase PB Site.

8.4	For Orders fulfilled via OTC Services (“OTC Orders”), each of Client’s and its OTC counterparty’s confirmations of the terms of the OTC Order deems such OTC Order as binding and final, and thereby executed. Client’s failure to timely settle an executed OTC Order in accordance with the settlement terms will constitute a default under the Coinbase PBA. Upon Client’s default of an OTC Order:

(a)	In addition to all rights under this Coinbase PBA, Coinbase may exercise any rights of a secured creditor with respect to its interests in Client’s assets, and may exercise all other rights under agreements between Client and any of the Coinbase Entities. The Coinbase Entities agree that they will exercise their secured creditor rights, including rights to setoff under Section 19 of the General Terms, with respect to Client’s Trading Account before exercising their secured creditor rights with respect to the Vault Account.

(b)	Client hereby grants to Coinbase a continuing first priority security interest in, lien on and right of set off against all of Client’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in Client’s Trading Account and Vault Account in the Client’s Custodial Account together with proceeds thereof, in order to secure repayment of costs, fees, and all other obligations of Client to Coinbase arising hereunder from time to time. Client shall execute such documents and take such other actions as Coinbase shall reasonably request in order to perfect and maintain the priority of the Coinbase’s security interest with respect to Client’s Trading Account and Vault Account.

(c)	Client hereby authorizes Coinbase Custody, as securities intermediary with respect to the Vault Account, to comply with all instructions and entitlement orders from Coinbase, as secured party, with respect to the disposition of assets in Client’s Vault Account as contemplated herein without further consent or direction from Client or any other party. Coinbase Custody agrees to follow such instructions and entitlement orders without further consent or direction from Client or any other party.

(d)	Without prior notice to Client, Coinbase shall have the right to: (i) transfer Client Assets from Client’s Trading Account to Coinbase to settle the OTC Order subject to default, and/or (ii) liquidate or cancel outstanding OTC Orders (including OTC Orders that have been submitted or are in the process of being fulfilled).

(e)	Without prior notice to Client, Coinbase may suspend or terminate the Client’s ability to receive extensions of credit from Coinbase Credit, regardless of whether Client has cured the default.

If the above actions are not sufficient to satisfy all obligations of Client to Coinbase in respect of OTC Orders subject to default, Coinbase shall have the right to liquidate any and all of Client’s assets and positions held with Coinbase or Coinbase Custody, including the Trading Account and Vault Account, to cover any Losses incurred by Client’s failure to settle the OTC Order. In connection with liquidating such assets, Client authorizes Coinbase, in Coinbase’s sole discretion, to liquidate any of Client’s Digital Assets in a commercially reasonable sale at the market price that otherwise applies to such Digital Assets at the time of liquidation, without regard to whether Client would recognize a gain or loss on such sale or would recognize a greater or lesser gain or loss if different Digital Assets were sold. Client understands that the value of Digital Assets may rise or fall quickly, and Coinbase has no obligation to liquidate Client’s Digital Assets at a time that provides the best price for Client. Client agrees that Digital Assets held in its Trading Account and the Vault Account are of a kind or type customarily sold on recognized markets, subject to standard price quotations and may decline speedily in value. Client agrees that if Coinbase exercises its setoff rights or secured party remedies against Client’s Digital Assets, that Coinbase may value such Digital Assets using the same valuation method and same process that is otherwise used when Digital Assets are sold on the Trading Platform or any other commercially reasonable valuation method. A sale by Coinbase of Client’s Digital Assets, without notice, at a private sale using the valuation and method described above shall be a commercially reasonable method of disposition.

9.	Determination of Suitability; All Risks Not Disclosed

Coinbase’s provision of the Trading Services is neither a recommendation that Client enter into a particular Order nor a representation that any product described on the Coinbase PB Site is suitable or appropriate for Client. Many of the Trading Services described on Coinbase PB Site involve significant risks, and Client should not use the Trading Services unless it has fully understood all such risks and has independently determined that such Orders are appropriate. Any discussion of the risks contained in this MTA or on the Coinbase PB Site should not be considered to be a disclosure of all risks or a complete discussion of the applicable risks.

10.	Characterization of Trading Services; Not a Registered Broker-Dealer or Investment Adviser

Client understands and acknowledges that no transactions executed in connection with the Trading Services are securities transactions, and the Coinbase Entities are not registered with either of the U.S. Securities and Exchange Commission or Financial Industry Regulatory Authority as broker-dealers or investment advisers or licensed under any state securities laws. Further, Coinbase is not acting as a fiduciary in respect of Client (including in connection with its rights under this MTA) and does not have any responsibility under the standards governing the conduct of broker-dealers, fiduciaries, investment advisers, or investment managers. Client agrees and acknowledges that any information or advice provided by Coinbase or any other Coinbase Entity does not and will not serve as the basis of any investment decision.

11.	Coinbase Corporate Accounts

Coinbase and its affiliates may transact through corporate trading accounts (“Coinbase Corporate Accounts”) for purposes including inventory management, to facilitate Orders, and for other corporate purposes. To the extent that a Coinbase Corporate Account transacts through Coinbase or the Coinbase PB Site, the Coinbase Corporate Account (i) will not have any special priority vis-a-vis Client Orders and will be subject to the Prime Trading Rules, (ii) will trade only on Market Data available to all Clients, and (iii) will not access any non-public data of other Clients. The Coinbase Entities’ internal ledger(s) will indicate the amount of each Digital Asset held for each Client and each such Coinbase Corporate Account.

12.	Term, Termination and Suspension

Regardless of any other provision of this MTA, Coinbase may, in its sole discretion, suspend, restrict, or terminate the Trading Services, including by suspending, restricting, or closing Client’s access to the Trading Account and related services, or CES, in accordance with the General Terms.

ADDENDUM NO. 1

COINBASE SECURITY ADDENDUM

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Appendix 1

to the Coinbase Prime Broker Agreement

COINBASE PRIME FEE SCHEDULE

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